Exhibit 99.ACCT

EXHIBIT(a)(4)

Registrant’s Independent Public Accountant

AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

Invesco Oppenheimer Gold & Special Minerals Fund

The Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Fund for the Fund’s current fiscal year. PwC serves as the independent registered public accounting firm for other Invesco Funds.

Prior to the close of business on May 24, 2019, Oppenheimer Gold & Special Minerals Fund (the “Predecessor Fund”) was an unaffiliated investment company that was audited by a different independent registered public accounting firm (the “Prior Auditor”).

Effective after the close of business on May 24, 2019, the Prior Auditor resigned as the independent registered public accounting firm of the Predecessor Fund. The Prior Auditor’s report on the financial statements of the Predecessor Fund for the past two years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Predecessor Fund’s two most recent fiscal years and through May 24, 2019, there were no (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the Prior Auditor’s satisfaction, would have caused it to make reference to that matter in connection with its report; or (2) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Trust has requested that the Prior Auditor furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated September 6, 2019 is attached as Attachment A to this exhibit.

Attachment A

September 6, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Oppenheimer Gold & Special Minerals Fund and, under the date of August 24, 2018, we reported on the consolidated financial statements of Oppenheimer Gold & Special Minerals Fund as of and for the years ended June 30, 2018 and 2017. On May 24, 2019, we resigned as independent public accountant.

We have read the statements made by AIM Sector Funds (Invesco Sector Funds) included under Item 13(a)(4) of Form N-CSR dated September 6, 2019, and we agree with such statements except that we are not in a position to agree or disagree with the statement that the Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP as the independent registered public accounting firm of Invesco Oppenheimer Gold & Special Minerals Fund.

Very truly yours,

KPMG LLP